EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of Flagstar Bancorp, Inc. of our report dated March 14, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of changes in segments discussed in Note 25, for which the date is October 7, 2016, relating to the financial statements and the effectiveness of internal control over financial reporting of Flagstar Bancorp, Inc. and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
Detroit, Michigan
October 7, 2016